As filed with the Securities and Exchange Commission on October 3, 2019

Registration No. 333-113420
Registration No. 333-118897
Registration No. 333-139717
Registration No. 333-141306
Registration No. 333-173155
Registration No. 333-214775
Registration No. 333-217655

United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-113420

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-118897

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-139717

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-141306

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-173155

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-214775

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-217655

UNDER

THE SECURITIES ACT OF 1933

Pointer Telocation Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

14 Hamelacha Street, Rosh Ha’ayin 4809133, Israel

(Address of principal executive offices and zip code)

Pointer Telocation Ltd. Employee Share Option Plan (2003)

(previously named Nexus Telocation Systems Ltd. Employee Share Option Plan (2003))

Pointer Telocation Ltd. Global Share Incentive Plan (2013)

(Full title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Tel: 302-738-6680

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

COPIES TO:

Howard E. Berkenblit, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Telephone: 617-338-2800	Shy S. Baranov, Adv. Zysman, Aharoni, Gayer & Co. 41-45 Rothschild Blvd., Beit Zion Tel Aviv, 65784 Israel Telephone: (972-3) 795-5555

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This filing (the “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Pointer Telocation Ltd., a corporation incorporated under the laws of the State of Israel (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-113420 filed with the SEC on March 9, 2004, pertaining to the registration of 15,000,000 Ordinary Shares, par value NIS 0.03 per share, under the Pointer Telocation Ltd. Employee Share Option Plan (2003) (previously named Nexus Telocation Systems Ltd. Employee Share Option Plan (2003), or the “2003 Plan”).
•	Registration Statement No. 333-118897 filed with the SEC on September 10, 2004, pertaining to the registration of 3,000,000 Ordinary Shares, par value NIS 0.03 per share, under the 2003 Plan.
•	Registration Statement No. 333-139717 filed with the SEC on December 29, 2006, pertaining to the registration of 100,000 Ordinary Shares, par value NIS 3.00 per share, under the 2003 Plan.
•	Registration Statement No. 333-141306 filed with the SEC on March 15, 2007, pertaining to the registration of 150,000 Ordinary Shares, par value NIS 3.00 per share, under the 2003 Plan.
•	Registration Statement No. 333-173155 filed with the SEC on March 30, 2011, pertaining to the registration of 500,000 Ordinary Shares, par value NIS 3.00 per share, under the 2003 Plan.
•	Registration Statement No. 333-214775 filed with the SEC on November 23, 2016, pertaining to the registration of 376,712 Ordinary Shares, par value NIS 3.00 per share, under the Pointer Telocation Ltd. Global Share Incentive Plan (2013) (the “2013 Plan”).
•	Registration Statement No. 333-217655 filed with the SEC on May 4, 2017, pertaining to the registration of 300,000 Ordinary Shares, par value NIS 3.00 per share, under the 2013 Plan.

On October 3, 2019, pursuant to the Agreement and Plan of Merger, dated as of March 13, 2019 (the “Merger Agreement”), by and among the Company, I.D. Systems, Inc., a Delaware corporation (“I.D. Systems”), PowerFleet, Inc., a Delaware corporation and formerly a wholly-owned subsidiary of I.D. Systems (“Parent”), Powerfleet Israel Holding Company Ltd., a private company limited by shares formed under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Holdco”), and Powerfleet Israel Acquisition Company Ltd., a private company limited by shares formed under the laws of the State of Israel and a wholly-owned subsidiary of Holdco (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a direct, wholly-owned subsidiary of Holdco and an indirect, wholly-owned subsidiary of Parent, in exchange for consideration consisting of $8.50 in cash and 1.272 shares of common stock of Parent, per ordinary share of the Company.

Also on October 3, 2019, in connection with the Merger Agreement, and pursuant to the Investment and Transaction Agreement, dated as of March 13, 2019, as amended by Amendment No. 1 thereto dated as of May 16, 2019 and Amendment No. 2 thereto dated as of June 27, 2019 (the “Investment Agreement”), by and among I.D. Systems, Parent, PowerFleet US Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“I.D. Systems Merger Sub”), and ABRY Senior Equity V, L.P. and ABRY Senior Equity Co-Investment Fund V, L.P., affiliates of ABRY Partners II, LLC, I.D. Systems reorganized into a new holding company structure by merging I.D. Systems Merger Sub with and into I.D. Systems, with I.D. Systems surviving as a wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement and the Investment Agreement, Parent became a publicly traded corporation, and former I.D. Systems stockholders and former shareholders of the Company now own common stock of Parent.

In connection therewith, the Company has terminated all offerings of its Ordinary Shares pursuant to each of the Registration Statements under the Securities Act of 1933, as amended. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any Ordinary Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Ordinary Shares registered under the Registration Statements that remain unsold as of the date hereof, if any, and terminates the effectiveness of each of the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosh Ha’ayin, State of Israel, on the 3rd day of October, 2019.

POINTER TELOCATION LTD.

/s/ Yaniv Dorani
By: Yaniv Dorani
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.